                                                                   EXHIBIT 10.44

                      SEPARATION AND CONSULTING AGREEMENT

     THIS SEPARATION AND CONSULTING AGREEMENT (the "Agreement") is made and entered into this 16th day of February, 1996 between JOHN E. TYSON ("Mr. Tyson") and COMPRESSION LABS, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H

     WHEREAS, Mr. Tyson has tendered his resignation as Chief Executive Officer of the Company and all other positions he may hold with the Company, and wishes to enter into a consulting relationship with the Company; and

     WHEREAS, the Company has accepted Mr. Tyson's resignation as Chief Executive Officer of the Company and all other positions he may hold with the Company, and wishes to provide Mr. Tyson with certain benefits in consideration of his service to the Company and the promises and covenants of Mr. Tyson as contained herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed by and between the parties hereto as follows:

     1. RESIGNATION. Mr. Tyson has tendered and the Company has accepted Mr. Tyson's resignation as Chief Executive Officer of the Company and all other positions he may hold with the Company, effective February 20, 1996 ("Separation Date").

     2. ACCRUED SALARY AND PAID TIME OFF. The Company will pay Mr. Tyson all accrued salary, and all accrued and unused paid time off earned prior to the Separation Date, subject to standard payroll deductions and withholdings. Mr. Tyson is entitled to this payment regardless of whether he signs this Agreement.

     3. EXPENSE REIMBURSEMENT. Within thirty (30) business days of the Separation Date, Mr. Tyson will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company shall reimburse Mr. Tyson's expenses pursuant to Company policy and regular business practice.

     4. CONSULTING AGREEMENT. Mr. Tyson shall serve as a consultant to the Company under the terms specified below. The consulting relationship shall commence on the date of the Separation Date and continue through February 20, 1998 (the "Consulting Period").

     (A) CONSULTING SERVICES. Mr. Tyson agrees to provide consulting services to the Company in any area for which he is qualified by virtue of his education, experience and training upon request by a duly authorized officer of the Company. He agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Mr. Tyson agrees to make himself available to perform such consulting services throughout the Consulting Period, up to a maximum of twenty (20) hours per month for the first six (6) months of the Consulting Period and ten (10) hours per month for the remaining eighteen (18) months of the Consulting Period. In order to assist the delivery of Mr. Tyson's consulting services, the Company agrees to provide Mr. Tyson with satisfactory office facilities and clerical support, and to reimburse Mr. Tyson's reasonable expenses as a consultant.

     (B) CONSULTING FEES AND BENEFITS.

          (1) CONSULTING FEES. During the Consulting Period, Mr. Tyson shall receive twenty-four thousand dollars and no cents ($24,000.00) per month ("Consulting Fees").

          (2) TAXES AND WITHHOLDING. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue Mr. Tyson a Form 1099 with respect to Mr. Tyson's Consulting Fees. Mr. Tyson acknowledges that he will be entirely

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     responsible for payment of any such taxes, and he hereby indemnifies and holds harmless the Company from any liability for any taxes, penalties or interest which may be assessed by any taxing authority.

          (3) HEALTH INSURANCE COVERAGE. To the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policies, Mr. Tyson and his covered dependents will be eligible to continue their health insurance benefits at their own expense, and later, to convert to an individual policy if they wish. Mr. Tyson and his covered dependents will be provided with a separate notice of their COBRA rights. If Mr. Tyson elects COBRA continuation, the Company agrees to pay (i) Mr. Tyson and his covered dependents' COBRA continuation premiums for the eighteen (18)-month COBRA period and (ii) Mr. Tyson an amount equal to such COBRA continuation premiums for the remainder of the Consulting Period; provided, however, that the Company's obligation to make such payments shall cease immediately if Mr. Tyson becomes eligible for other health insurance benefits at the expense of a new employer. Mr. Tyson agrees to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment which provides health insurance benefits. This paragraph provides only for the Company's payment of COBRA continuation premiums for the periods specified above. This paragraph is not intended to affect, nor does it affect, the rights of Mr. Tyson, or Mr. Tyson's covered dependents under any applicable law with respect to health insurance continuation coverage.

          (4) STOCK OPTIONS. Mr. Tyson's stock options to acquire common stock of the Company which are outstanding as of the Separation Date (the "Stock Options") shall continue to vest during the Consulting Period under the vesting schedule or schedules specified in the relevant Stock Option agreements, and under the same terms and conditions specified in the relevant Stock Option agreements. Notwithstanding the foregoing sentence, all of Mr. Tyson's Stock Options shall become fully vested on August 20, 1996, or upon Mr. Tyson's death or permanent mental or physical disability before that date. In addition, except for the Stock Options granted to Mr. Tyson on May 20, 1988 and April 27, 1989, the Company agrees to extend the term of Mr. Tyson's Stock Options beyond the three (3)-month exercise period following the Separation Date in order to permit Mr. Tyson to exercise his Stock Options no later than the end of their full ten
     (10)-year term or March 1, 2001, whichever occurs first. The provisions of this Agreement which affect Mr. Tyson's Stock Option agreements shall be treated as amendments to such agreements. Mr. Tyson acknowledges that by virtue of receiving an extension of the exercise period, his Incentive Stock Options may no longer be treated as such, but instead may be treated for tax purposes as if they were Non-Qualified Stock Options.

          (5) OTHER COMPENSATION. Except as expressly provided herein, Mr. Tyson acknowledges that he will not receive (nor is he entitled to) any additional compensation, severance or benefits (including, but not limited to, life insurance and disability insurance). Provided, however, that nothing herein shall impair Mr. Tyson's rights under the Company's existing benefit plans.

     (C) LIMITATIONS ON AUTHORITY. Mr. Tyson shall have no responsibilities or authority as a consultant to the Company other than as provided for above. Mr. Tyson hereby agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

     5. DEATH OF MR. TYSON. In the event that Mr. Tyson dies or becomes permanently physically or mentally disabled during the Consulting Period, and provided the Consulting Period has not been terminated as a result of paragraph 7 of this Agreement, any Consulting Fees unpaid at that date shall be paid to Mr. Tyson's Beneficiary or representative. The Beneficiary and the Company may, by written agreement entered into after Mr. Tyson's death, agree to an acceleration of such payments. In the event Mr. Tyson dies or becomes permanently physically or mentally disabled either during or after the Consulting Period and provided the Consulting Period has not been terminated as a result of paragraph 7 of this Agreement, any Stock Options may be exercised by Mr. Tyson's Beneficiary or representative. Beneficiary means such person or persons designated by Mr. Tyson to receive any Consulting Fees and/or exercise his Stock Options in accordance with this paragraph 5. The designation of the Beneficiary shall be made in a writing signed by

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Mr. Tyson and in a form acceptable to the Company. Mr. Tyson may revoke and redesignate the Beneficiary at any time and from time to time up to the date of Mr. Tyson's death.

     6. OTHER WORK ACTIVITIES. Throughout the Consulting Period, Mr. Tyson retains the right to engage in employment, consulting, or other work relationships in addition to his work for the Company. The Company will make reasonable arrangements to enable Mr. Tyson to perform his work for the Company at such times and in such a manner so that it will not interfere with other activities in which he may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, Mr. Tyson agrees that, during the Consulting Period, he will not obtain employment, perform work for any business entity, or engage in any other work activity which is in competition, or is preparing to compete, with the Company ("Competitive Activity"). For purposes of this paragraph, employment, performing work for a business entity or engaging in a work activity shall be considered in competition with the Company if such employment or work is in a business in which the Company is actively involved both on the Separation Date and at the time Mr. Tyson obtains such employment, performs such work for a business entity or engages in such other work activity and (ii) businesses in which the Company plans to engage as of the Separation Date, but only if Mr. Tyson was actively involved in developing the strategic plans to engage in such business. For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph. Mr. Tyson agrees to notify the Company, in writing, at least ten (10) business days prior to engaging in any work for any business purpose other than work for the Company. In the event that Mr. Tyson is informed by the Company that any such work constitutes Competitive Activity, and he subsequently engages in such Competitive Activity, the Consulting Period shall end immediately in accordance with paragraph 7. The Company shall not seek to recover any fees or benefits provided to Mr. Tyson prior to his engagement in Competitive Activity, and such Competitive Activity shall not be considered a breach of this Agreement. For purposes of this paragraph, Mr. Tyson's involvement in a joint venture between Loral Corporation, CableVision, Ltd. and Continental Satellite Corporation (or any affiliates of the foregoing), including but not limited to business television or distance clearing applications, shall not be considered Competitive Activity, but only as to such opportunity that Mr. Tyson has previously disclosed to the Company's Board of Directors. The Company acknowledges that the Board of Directors has already considered and declined to participate in said joint venture, and has approved Mr. Tyson's involvement in said joint venture.

     7. EARLY TERMINATION OF CONSULTING PERIOD. If, during the Consulting Period, Mr. Tyson (i) voluntarily terminates his consulting relationship with the Company upon notifying the Company, in writing, at least ten (10) business days in advance, (ii) does not reasonably cooperate with the reasonable requests of the Company in performing his consulting services, or (iii) engages in Competitive Activity as defined in paragraph 6, the Consulting Period shall terminate immediately. Upon such early termination of the Consulting Period (except in the event of Mr. Tyson's death or permanent physical or mental disability in accordance with paragraph 5), the Company's obligation to pay Mr. Tyson any further Consulting Fees and Mr. Tyson's COBRA continuation premiums and Mr. Tyson's vesting in his Stock Options shall cease immediately and Mr. Tyson's ability to exercise his Stock Options shall terminate three (3) months following the date of such early termination of the Consulting Period. The Consulting Period shall not expire prior to the expiration of its term for any reason other than a reason set forth in this paragraph 7.

     8. ATTORNEY'S FEES. The Company agrees to pay Mr. Tyson's attorney's fees relating to this Agreement, up to a maximum of five thousand dollars ($5,000).

     9. MITIGATION. Except as otherwise specifically provided herein, Mr. Tyson shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Mr. Tyson as a result of employment by another employer or by retirement benefits after the Separation Date, or otherwise.

     10. BEST PAYMENT PROVISION. In the event that any payment and the value of any benefit received or to be received by Mr. Tyson would result in all or a portion of such payment to be subject to excise tax under

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Section 4999 of the Internal Revenue Code, then Mr. Tyson's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by Mr. Tyson, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Internal Revenue Code. All determinations required to be made under this Paragraph shall be made by KPMG Peat Marwick or any other nationally recognized accounting firm which is the Company's outside auditor at the time of such determination, which firm must be reasonably acceptable to executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Mr. Tyson. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Mr. Tyson to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code).

     11. NONSOLICITATION. Mr. Tyson agrees that during the Consulting Period, he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

     12. COMPANY PROPERTY. Within seven (7) days of the Separation Date, Mr. Tyson agrees to return to the Company all Company documents (and all copies thereof) and other Company property in his possession, or his control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). Mr. Tyson agrees that, as of the Separation Date, he will neither use nor possess Company property, except such property which any officer or the Board specifically authorizes him to use or possess for the sole purpose of performing his duties under this Agreement. Mr. Tyson further agrees that he will return all property provided to him pursuant to the preceding sentence, upon completion of the specific project for which he was authorized to possess such property or on the Separation Date, whichever first occurs.

     13. PROPRIETARY INFORMATION OBLIGATIONS. Mr. Tyson hereby agrees to be bound throughout the Consulting Period by the terms of his Proprietary Information and Inventions Agreement ("Proprietary Information Agreement"), attached hereto as Exhibit A, certain obligations under which continue after the termination of the Consulting Period, as specified in the Proprietary Information Agreement. However, inventions which he may make during this period without reference to proprietary information of the Company, and which are not derived from such information, shall remain Mr. Tyson's sole property.

     14. NONDISPARAGEMENT. Mr. Tyson and the Company agree that neither party will at any time disparage the other in any manner likely to be harmful to the other party, its business reputation, or the personal or business reputation of its directors, shareholders, and employees, provided that each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

     15. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by Mr. Tyson and the Company and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (i) Mr. Tyson may disclose this Agreement, in confidence, to his immediate family; (ii) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (iii) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (iv) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular (and without limitation), Mr. Tyson agrees not to discuss

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this Agreement with present or former Company employees or other personnel, except to the extent necessary to explain his consulting relationship with the Company or to carry out his duties under this Agreement.

     16. RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, Mr. Tyson hereby releases, acquits and forever discharges the Company, its officers, directors, agents, attorneys, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date hereof, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Tyson's employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Mr. Tyson pursuant to the Company's Indemnification Agreement.

     17. ADEA WAIVER. Mr. Tyson acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. He also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing that: (i) his waiver and release do not apply to any claims that may arise after he signs this Agreement;
(ii) he has the right to consult with an attorney prior to executing this Agreement; (iii) he has twenty-one (21) days within which to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (iv) he has seven (7) days following the execution of this Agreement to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by Mr. Tyson, provided that the Company has also signed the Agreement by that date.

     18. SECTION 1542 WAIVER. Mr. Tyson acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Tyson hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

     19. NO ADMISSIONS. It is understood and agreed by Mr. Tyson and the Company that this Agreement represents a compromise settlement of various matters, and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person.

     20. AMENDMENT OF THIS AGREEMENT. This Agreement may be changed only upon the mutual written consent of the Company and Mr. Tyson. The written consent of the Company to a change of this Agreement must be signed by the Company's Chief Financial Officer, after such change has been approved by the Compensation Committee of the Company's Board of Directors.

     21. NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Mr. Tyson at his address as listed in the Company's payroll records. Any payments made by

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the Company to Mr. Tyson under the terms of this Agreement shall be delivered to
Mr. Tyson either in person or at his address as listed in the Company's payroll records.

     22. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

     23. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     24. COMPLETE AGREEMENT. This Agreement, including Exhibits A and B and the applicable option agreements as amended hereby, constitutes the entire agreement between Mr. Tyson and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

     25. COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     26. HEADINGS. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     27. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Mr. Tyson and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Mr. Tyson may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

     28. ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

     29. ARBITRATION. In order to ensure rapid and economical resolution of any dispute which may arise under this Agreement, Mr. Tyson and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall be resolved by final and binding arbitration under the procedures set forth in the Arbitration Procedure attached hereto as Exhibit B and the then existing Judicial Arbitration and Mediation Services Rules, Inc. ("JAMS") of Practice and Procedure or the rules of practice and procedure of any successor entity to JAMS (except insofar as they are inconsistent with the procedures set forth in the enclosed Arbitration Procedure).
BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND MR. TYSON ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

     30. CHOICE OF LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

     31. CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

COMPRESSION LABS, INC.,                             JOHN E. TYSON
A DELAWARE CORPORATION
By: /s/  William A. Berry
                                                    /s/  John E. Tyson
Title:

Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Arbitration Procedure

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                                   EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                        8
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                                   EXHIBIT B

                             ARBITRATION PROCEDURE

     1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

     2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

     3. The arbitration shall be conducted in Santa Clara County, California, by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. or any entity performing the same type of services that succeeds to its business ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

     4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President of JAMS shall designate the arbitrator.

     5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

     6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of prearbitration discovery shall be permitted.

     7. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

     8. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

     9. Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Except as provided in the John Tyson Compensation and Benefit Continuation Agreement, each party shall pay its own attorneys' fees, witness fees and other expenses incurred for its own benefit.

     10. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.

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